Exhibit 99.1

Flat Rock Capital Corp.

Announced Signing of a $20 Million Financing Facility with Alostar Capital Finance

New York, New York, October 18, 2018 ˗ Flat Rock Capital Corp. announced today that it has entered into a $20 million financing facility with Alostar Capital Finance, a division of State Bank and Trust.

“We are excited to complete another milestone transaction in the growth of Flat Rock Capital that increases our ability to finance the growth of middle market businesses throughout the U.S.” said Robert Grunewald, CEO of Flat Rock Global.  “We are pleased that Alostar Capital Finance has chosen to partner with us in our mission to deliver an attractive dividend yield to investors through investments in first lien, floating rate, middle market loans”.

Richard Petrocelli, Chief Operating Officer of Flat Rock Capital Corp. added, “We believe Flat Rock Capital Corp.’s ability to raise debt financing from an independent financial institution further demonstrates our position as a leading originator and underwriter of middle market debt and is a reflection of the quality of our loan portfolio and our management team.”

About Flat Rock Capital Corp.

Flat Rock Capital is a credit fund providing financing solutions to U.S. middle market businesses. The Company invests exclusively in first lien, floating rate loans to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Flat Rock Capital’s objective is the preservation of capital while generating current income for its investors. Flat Rock Capital has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940 and is externally-managed by Flat Rock Global, LLC, an SEC-registered investment advisor focused on credit-driven strategies.

About Flat Rock Global, LLC:

Flat Rock Global is an alternative credit manager, delivering to RIAs, family offices and institutional investors, yield driven investment strategies, in less efficient sectors of the market, through an industry leading “Investor First” fee structure.

Flat Rock Global is also the investment advisor to Flat Rock Opportunity Fund, an interval fund investing predominantly in CLO equity.

To learn more about the firm, please visit www.flatrockglobal.com

For any inquiries regarding the release, please contact our investor relations team at kyle@flatrockglobal.com or (212) 596-3421.

About AloStar Capital Finance

AloStar Capital Finance (“AloStar”) provides capital and counsel to business leaders across the United States who are creating their own success stories. Through its Asset-Based and Lender Finance platforms, AloStar creates customized lending solutions for customers with capital requirements up to $60 million. To date, AloStar has closed more than 180 deals with commitments totaling more than $2.3 billion. At AloStar, clients have direct access to decision makers with deep capital industry experience who are responsive, flexible and eager to help clients write their success story.

 AloStar Capital Finance is a division of State Bank and Trust Company, Member FDIC. For more information, visit www.AloStarBank.com